Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Splunk Inc.’s Annual Report on Form 10-K for the year ended January 31, 2016.

/s/ PricewaterhouseCoopers LLP

San Jose, California
March 30, 2016